EX-35.5
(logo) WELLS FARGO

Corporate Trust Services

MAC R1204-010
9062 Old Annapolis Road
Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380

Wells Fargo Commercial Mortgage Securities, Inc.
c/o Wells Fargo Securities, LLC
375 Park Avenue 2nd floor
J0127-023
New York, New York 10152-023

RE: Annual Statement of Compliance for Wells Fargo Commercial Mortgage
    Securities, Inc., Commerical Mortgage Pass-through Certificates Series 2013-C12

Per the Pooling and Servicing Agreement dated as of March 1, 2013 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2013 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 10, 2014


/s/ Brian Smith
BRIAN SMITH
Vice President


Wells Fargo Bank, N.A.